Exhibit 4.1

FORM OF WARRANT

THE WARRANT REPRESENTED HEREBY MAY NOT BE EXERCISED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE WARRANT AGREEMENT, DATED MAY 29, 2024. NO EXERCISE OF THIS WARRANT MAY BE EFFECTED UNLESS PRECEDED OR ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT. THE COMPANY WILL, UPON WRITTEN REQUEST, FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.

LILIUM N.V.

WARRANT TO PURCHASE Ordinary shares a

Number of Shares: [●]
(subject to adjustment)

Warrant No. [●]	Original Issue Date: May 29, 2024

Lilium N.V., a Netherlands public limited liability company (naamloze vennootschap) (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [●] or its permitted registered assigns (the “Investor”), is entitled, subject to the terms set forth below, at any time and from time to time on or after the Exercisability Date (as defined below), to purchase from the Company up to a total of [●] Ordinary Shares A, nominal value EUR 0.01 per share (“Ordinary Shares A” or “Securities”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price per share equal to $1.50 per share (as adjusted from time to time as provided in Section 3 herein, the “Exercise Price”), which price per share is at a minimum the USD equivalent of the nominal value of EUR 0.01 per share (subject to adjustment for reverse and forward stock splits, combinations, recapitalizations and reclassifications in accordance with the terms and conditions hereof and similar transactions following the date hereof (the “Original Issue Date”)), upon surrender of this Warrant to purchase Ordinary Shares A (including any Warrants to purchase Ordinary Shares A issued in exchange, transfer or replacement hereof, the “Warrant”) at any time and from time to time on or after the Original Issue Date, and subject to the terms and conditions set forth herein. This Warrant shall initially be issued and maintained in the form of a security held in book-entry form and the Depository Trust Company (“DTC”) or its nominee shall initially be the sole registered holder of this Warrant, subject to the Holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agreement, dated as of May 29, 2024 (the “Warrant Agreement”), by and among the Company and Continental Stock Transfer & Trust Company (the “Warrant Agent”), in the form of the Definitive Warrant Certificate attached thereto as Exhibit A.

1.	Exercise of Warrant.

(a)	This Warrant shall be exercisable from the date upon which the Company shall have instructed the Warrant Agent that the Company’s general meeting has resolved to grant the shareholder approval necessary to authorize Ordinary Shares A sufficient for the full exercise of this Warrant (the “Shareholder Approval”) (which instruction the Company shall give promptly following, and in no event later than the next Business Day after, the Shareholder Approval) (the “Exercisability Date”) and, thereafter, prior to May 29, 2029 (the “Expiration Date”), at the election of the Investor, either in its entirety or, from time to time, for part of the number of Warrant Shares specified herein.

(b)	In the event that the Warrant is duly exercised for less than all of the Warrant Shares at any time prior to the Expiration Date, one or more new Warrants will be issued to Investor for the remaining number of Warrant Shares.

(c)	In connection with the exercise of the Warrant, upon timely receipt of a Warrant, accompanied by the notice of exercise substantially in the form attached in Schedule 1 hereto (the “Notice of Exercise”) filled in, signed and delivered to the Company and the Warrant Agent, and payment of the Exercise Price (as may be adjusted pursuant to the terms of the Warrant) for each of the Ordinary Shares A to be purchased by wire transfer of U.S. dollars in immediately available funds to the Warrant Agent in accordance with the written wiring instructions included in Schedule 1 hereto (as may be amended by written notice from the Company or the Warrant Agent to Investor), the Company shall thereupon promptly (and in any event within two (2) Trading Days (as defined below) and upon confirmation from a bank that the EUR nominal value equivalent has been received pursuant to Section 1(d)) issue or cause to be issued to Investor or its designee (which may include an account of a participant of DTC that will hold the Ordinary Shares A for the account of Investor or its designee, with such transmittal effectuated by crediting the Investor’s or its designee’s balance account with DTC through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Warrant Agent is then a participant in such system and there is an effective registration statement registering the issuance of the Warrant Shares to the Holder or no such registration statement is required) a book entry position, for the number of Ordinary Shares A to which Investor is entitled, registered in such name or names as may be directed by Investor. If the Company fails to issue or cause to be issued to Investor or its designee a book entry position for such Ordinary Shares A within such two (2) Trading Day period, then Investor will have the right to rescind such exercise, in addition to any other remedies available to Investor hereunder, at law or in equity. Notwithstanding the foregoing, an Investor whose interest in this Warrant is a beneficial interest in certificate(s) representing this Warrant held in book-entry form through DTC (or another established clearing corporation performing similar functions), shall effect exercises by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for exercise, complying with the procedures to effect exercise that are required by DTC (or such other clearing corporation, as applicable), subject to such holder’s right to elect to receive a Warrant in certificated form pursuant to the terms of the Warrant Agreement.

(d)	The Company covenants and agrees that (i) it or the Warrant Agent will obtain from an EU-licensed bank a statement confirming that on the day after receipt of payment of the Exercise Price, or the next day on which such bank is open for business, and prior to the delivery of Ordinary Shares A, the USD amount paid is at least equal to the aggregate nominal value in EUR of all Ordinary Shares A issued upon exercise of the Warrant, and (ii) it will pay when due and payable any and all present or future transfer, stamp, issue, documentary, recordation, registration or similar taxes, levies and charges that may be imposed or payable in respect of the issuance or delivery of (A) each Warrant, (B) each Warrant issued in exchange for any other Warrant pursuant to Section 3 and Section 12 or issued pursuant to Section 1(b) and (C) each Ordinary Share A issued upon the exercise of any Warrant; provided that the Company shall not be obligated to pay any such transfer, stamp or issue tax or charge that is a direct result of a transfer or other action of Investor or any subsequent holder of the Warrant (that is in addition to exercising the Warrant hereunder).

(e)	Prior to the Expiration Date and subject to obtaining the Shareholder Approval, the Company shall at all times reserve and keep available out of its authorized but unissued capital stock, solely for the issuance upon the exercise of the Warrant Shares hereunder, the maximum number of Ordinary Shares A issuable upon the exercise of this Warrant.

For the purposes of this Warrant, “Trading Day” means (i) a day on which the Ordinary Shares A are traded on the Nasdaq Global Select Market (“Nasdaq”), which, as of the Original Issue Date is the national securities exchange or other trading market on which the Ordinary Shares A are primarily listed and quoted for trading (or any successors to the foregoing), (ii) if the Ordinary Shares A are not traded on Nasdaq but are traded on another Trading Market, a day on which the Ordinary Shares A are traded on such other Trading Market and (iii) if the Ordinary Shares A are not traded on Nasdaq or any other Trading Market, any Business Day. For the purposes of this Warrant, “Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to close in the City of New York, New York.

2.	Issuance of Securities; Registration. Investor understands that this Warrant, as initially issued by the Company, is offered and sold pursuant to the Registration Statement on Form F-3 (File No. 333-267719) filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 3, 2022 and declared effective by the SEC on October 12, 2022 (the “Registration Statement”). The Warrant has been issued under the Registration Statement and, as of the Original Issue Date, the Warrant Shares are issuable under the Registration Statement. Accordingly, the Warrant and, assuming issuance pursuant to the Registration Statement or an exchange meeting the requirements of Section 3(a)(9) of the Exchange Act (as defined below), as in effect on the Original Issue Date, the Warrant Shares, are not “restricted securities” under Rule 144 promulgated under the Securities Act. The Company shall cause this Warrant to be registered upon records to be maintained by the Warrant Agent for that purpose (the “Warrant Register”), in the name of the record Investor (which shall include the initial Investor or, as the case may be, any registered assignee to which this Warrant is assigned hereunder) from time to time. The Company may deem and treat the registered holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the holder, and for all other purposes, absent actual notice to the contrary.

3.	Adjustment of Exercise Price and Number of Securities Purchasable or Number of Warrants.

(a)	Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its Ordinary Shares A payable in Ordinary Shares A, or other securities of the Company, then upon exercise of the Warrant, for each Ordinary Shares A acquired, Investor shall receive, without cost to Investor, the total number and kind of securities to which Investor would have been entitled had Investor owned such number of Ordinary Shares A of record as of the record date for the dividend. If the Company subdivides its Ordinary Shares A by reclassification or otherwise into a greater number of shares, the number of Ordinary Shares A purchasable hereunder shall be proportionately increased and the Exercise Price shall be proportionately decreased. If the Company combines or consolidates its Ordinary Shares A, by reclassification or otherwise, into a lesser number of shares, the number of Ordinary Shares A purchasable hereunder shall be proportionately decreased and the Exercise Price shall be proportionately increased. Any adjustment made pursuant to the first sentence of this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend, and any adjustment pursuant to the second and third sentences of this Section 3(a) shall become automatically effective immediately after the effective date of such subdivision, combination or consolidation.

(b)	Reclassification, Exchange, Combinations or Substitution. In the event of any recapitalization, reclassification, exchange, substitution, combination, reorganization, merger, consolidation, liquidation or similar transaction or other event that results in the Ordinary Shares A being converted into or exchanged for securities, cash or property, Investor shall be entitled to receive, upon exercise of the Warrant, the number and kind of securities and property that Investor would have received for such number of Ordinary Shares A to which Investor would have been entitled if this Warrant had been exercised immediately before such event, except in the event of a Fundamental Transaction (as defined below) pursuant to Section 3(f).

(c)	Subsequent Equity Sales. If the Company at any time while this Warrant is outstanding, shall sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Ordinary Shares A or Ordinary Share A Equivalents (as defined below), at an effective price per share less than $1.00 (such lower price, the “Base Share Price” and such issuances each a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Ordinary Shares A or Ordinary Share A Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Ordinary Shares A at an effective price per share that is less than $1.00, such issuance shall be deemed to have occurred for less than $1.00 on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Exercise Price shall be proportionately reduced by the same proportion by which the Base Share Price is less than $1.00 (e.g., if the Base Share Price is $0.80, then the then existing Exercise Price shall be reduced by 20%) provided that the revised Exercise Price shall not be less than the USD equivalent of the nominal value of the Ordinary Shares A (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the Original Issue Date). Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(c) in respect of an Exempt Issuance (as defined below). The Company shall notify the Investor, in writing, no later than the Trading Day following the issuance or deemed issuance of any Ordinary Shares A or Ordinary Share A Equivalents subject to this Section 3(c), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(c), upon the occurrence of any Dilutive Issuance, the Investor is entitled to receive a number of Warrant Shares based upon the revised Exercise Price regardless of whether the Investor accurately refers to the revised Exercise Price in the Notice of Exercise. References above to $1.00 shall be proportionately adjusted to the extent the Exercise Price of the Warrant is adjusted in accordance with the terms of Sections 3(a) and 3(b) hereof. As used herein, “Exempt Issuance” means the issuance of (i) Ordinary Shares A, options or other securities to employees, officers or directors of the Company or any of its subsidiaries or consultants to the Company or any of its subsidiaries pursuant to any stock or option plan or other written agreement duly adopted for such purpose by a majority of the non-employee members of the board of directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company or any of its subsidiaries, (ii) Ordinary Shares A upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into Ordinary Shares A issued and outstanding on the Original Issue Date, provided that such securities have not been amended since the Original Issue Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities; (iii) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company or securities issued in financing transactions, the primary purpose of which is to finance acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or Persons) (as defined below) (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company; (iv) Ordinary Shares A, options, warrants or convertible securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by a majority of the disinterested directors of the Company but shall not include a transaction in which the Company is primarily issuing Ordinary Shares A or Ordinary Share A Equivalents primarily for the purpose of raising capital or to a person or an entity whose primary business is investing in securities; (v) Ordinary Shares A, warrants, options or convertible securities issued in connection with the provision of goods or services, partnership or joint ventures in connection with the Company’s business or to suppliers or other persons with whom the Company does business pursuant to transactions approved by a majority of the disinterested directors of the Company but shall not include a transaction in which the Company is issuing Ordinary Shares A or Ordinary Share A Equivalents primarily for the purpose of raising capital or to a person or an entity whose primary business is investing in securities; (vi) Ordinary Shares A, options, warrants or convertible securities issued in connection with sponsored research, collaboration, technology license, development, investor or public relations, marketing or other similar agreements, or strategic partnerships or joint ventures approved by a majority of the disinterested directors of the Company but shall not include a transaction in which the Company is primarily issuing Ordinary Shares A or Ordinary Share A Equivalents primarily for the purpose of raising capital or to a person or an entity whose primary business is investing in securities; (vii) securities issued pursuant to an equity line of credit or “at the market” registered offering to be established by the Company following the date hereof (including any upsize thereof) so long as such “at the market” registered offering or upsize thereof is approved by the board of directors of the Company and (viii) Ordinary Shares A, options, warrants or convertible securities issued to any public sector entity, government investors or research institutions. As used herein “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind. As used herein “Ordinary Share A Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares A, including, without limitation, any debt, preferred stock, Ordinary Share B, Ordinary Share C, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares A, and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive Ordinary Shares A.

(d)	Subsequent Rights Offerings. In addition to any adjustments pursuant to Sections 3(a)-(c) above, if at any time the Company grants, issues or sells any Ordinary Share A Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares A (the “Purchase Rights”), then the Investor will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Investor could have acquired if the Investor had held the number of Ordinary Shares A acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares A are to be determined for the grant, issue or sale of such Purchase Rights.

(e)	Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares A, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Investor shall be entitled to participate in such Distribution to the same extent that the Investor would have participated therein if the Investor had held the number of Warrant Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares A are to be determined for the participation in such Distribution.

(f)	Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares A are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares A, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares A or any compulsory share exchange pursuant to which the Ordinary Shares A are effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of the Ordinary Shares A covered by Section 3(a) above), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group (as defined in Securities and Exchange Act of 1934, as amended (the “Exchange Act”) Rule 13d-5) of Persons whereby such other Person or group (as defined in Exchange Act Rule 13d-5) acquires more than 50% of the outstanding Ordinary Shares A (not including any Ordinary Shares A held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Investor shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Investor, the number of shares of capital stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares A for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitations on exercise hereof). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share A in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If Investors of Ordinary Shares A are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Investor shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant in connection with such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction in which at least 10% of the consideration received by the holders of the Company’s Ordinary Shares A does not consist of common stock in the Successor Entity (which entity may be the Company following such Fundamental Transaction) listed on a Trading Market, or is to be so listed for trading immediately following such event, the Company or any Successor Entity (as defined below) shall, at the Investor’s option, exercisable at any time concurrently with, or within thirty (30) days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Investor by paying to the Investor an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company’s control, including not approved by the board of directors, Investor shall only be entitled to receive from the Company or any Successor Entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the Investors of Ordinary Shares A of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Ordinary Shares A are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Ordinary Shares A of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Ordinary Shares A will be deemed to have received common stock or ordinary shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg L.P. (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP (as defined below) during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Investor’s request pursuant to this Section 3(f) and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five (5) Trading Days of the Investor’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(f) pursuant to written agreements in form and substance reasonably satisfactory to the Investor and approved by the Investor (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Investor, deliver to the Investor in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding value of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the value of the Warrant Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Warrant Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Investor. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. As used herein “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares A are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares A for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares A are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Ordinary Shares A are then listed or quoted on the OTCQB or OTCQX, the volume weighted average price of the Ordinary Shares A for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable, (c) if the Ordinary Shares A are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares A are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Ordinary Shares A so reported, or (d) in all other cases, the fair market value of Ordinary Shares A as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company. “Trading Market” means any of the following markets or exchanges on which the Ordinary Shares A are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or OTCQB or OTCQX (or any successors to any of the foregoing).

(g)	Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Ordinary Shares A deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares A (excluding treasury shares, if any) issued and outstanding.

(h)	Notice to Investor.

i.	Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Investor by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment. Upon the earlier of (x) the public announcement of a Fundamental Transaction and (y) the consummation of a Fundamental Transaction, the Company shall promptly deliver to the Investor by facsimile or email a notice setting forth a brief statement of the facts regarding such Fundamental Transaction. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

ii.	Notice to Allow Exercise by Investor. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares A, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares A, (C) the Company shall authorize the granting to all holders of the Ordinary Shares A rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholder of the Company shall be required in connection with any reclassification of the Ordinary Shares A, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Ordinary Shares A are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Investor at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares A of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that Investors of the Ordinary Shares A of record shall be entitled to exchange their Ordinary Shares A for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries the Company shall simultaneously file such notice with the SEC (as defined below) pursuant to a Current Report on Form 6-K (or successor form) or, if unavailable to the Company, a widely disseminated press release that is reasonably anticipated to be generally available to the Company’s equity holders. The Investor shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(i)	Amendment. In the event of the adjustments described in this Section 3, the Company or its successor, if applicable, or the Warrant Agent on behalf of the Company shall promptly issue to Investor (a) an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise of the Warrants as a result of such event, and (b) upon surrender to the Company or the Warrant Agent of the Warrant(s) then in Investor’s possession, one or more new Warrants representing the number of Warrant Shares (or other securities) then-outstanding as a result of such adjustment. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 3 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

4.	Fractional Shares. The Company shall not be required to issue fractions of Warrant Shares upon any exercise of this Warrant. In lieu of any such fractional Warrant Share, Investor shall receive, at the Company’s election, (i) an amount in cash equal to the same fraction of the current market value of a whole Warrant Share or (ii) a whole Warrant Share, with the understanding that the Company cannot issue more Warrant Shares than the maximum number of Warrant Shares that the board of the Company has been authorized to issue by the general meeting of the Company in connection with the issuance of the Warrants. As used herein, current market value means, as of any particular date, the VWAP on the five Trading Day period immediately prior to (but excluding) the applicable date of determination.

5.	Transfer of Warrant.

(a)	Subject to compliance with applicable securities laws and any restrictive legends included herein, there are no restrictions on the transfer of the Warrant. This Warrant and all rights hereunder are transferable, in whole or in part, and if this Warrant is not held in global form through DTC, upon surrender of this Warrant to the Company or the Warrant Agent. Upon such surrender, the Company (or the Warrant Agent on behalf of the Company) shall promptly execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in the instrument of assignment, and shall promptly issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled.

(b)	Until any transfer of a Warrant is reflected in the Warrant Register, the Company may treat the Person in whose name such Warrant is registered upon the Warrant Register as the absolute owner of such Warrant, for all purposes. Investor (and any transferee) may change its address as shown on the Warrant Register by providing written notice (email being sufficient) to the Company and the Warrant Agent requesting such change.

6.	No Rights as Shareholder. Except as expressly set forth in this Warrant, a Warrant does not entitle Investor to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as a shareholder in respect of the meetings of shareholders or the election of directors of the Company or any other matter. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on Investor to purchase any securities (upon exercise of the Warrants or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide Investor with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders; provided that the Company shall not be obligated to provide such information if it is filed with the SEC through EDGAR and available to the public through the EDGAR system.

7.	Filings. The Company shall use commercially reasonable efforts to assist and cooperate with Investor to the extent it is required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of a Warrant (including, without limitation, making any filings required to be made by the Company). All costs incurred in connection with this Section 7 (including, without limitation, the out-of-pocket costs incurred by the Company) shall be borne by the Company.

8.	[Reserved].

9.	Notices. All notices and other communications from the Company or the Warrant Agent to Investor, or vice versa, shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) upon delivery, if delivered by e-mail (solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows:

If to the Company:

Lilium N.V.

c/o Lilium Aviation Inc.

2385 N.W. Executive Center Drive, Suite 300

Boca Raton, Florida 33431

Attn: Roger Franks

Email: roger.franks@lilium.com

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

3 World Trade Center

175 Greenwich Street, 51st Floor

New York, NY 10007

Attention: Valerie Ford Jacob

Email: valerie.jacob@freshfields.com

If to Continental Stock Transfer & Trust Company, as Warrant Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30 FL

New York, New York 10004

Attn: Compliance Department

If to Investor:

[•]

10.	Governing Law. This Warrant and any dispute arising out of or relating to this Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent that any such rules would require or permit the application of the laws of any other jurisdiction.

11.	Waiver of Jury Trial. THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS WARRANT OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY.

12.	No Impairment of Rights. The Company shall not, by amendment of its organizational documents or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and shall at all times assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of Investor against impairment.

13.	Mutilated, Lost, Stolen or Destroyed Warrants. If any Warrant is mutilated, lost, stolen or destroyed, the Company or the Warrant Agent will issue in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing the same number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company or the Warrant Agent of such loss, theft or destruction of such Warrant and indemnity or bond, if requested, also reasonably satisfactory to the Company or the Warrant Agent. In such event, Investor shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may reasonably prescribe.

14.	Acknowledgement. Investor acknowledges that the Company may, to the extent required by applicable law, rule or regulation, publicly reference, or include as an exhibit a form of, this Warrant with the SEC in connection with a current or periodic report or a registration statement; provided, however, that the Investor’s name and contact information shall not be included in such filing or exhibit.

15.	Warrant Agent. The Warrant Agent shall initially serve as warrant agent under this Warrant. Upon ten (10) days’ notice to Investor, the Company may appoint a new Warrant Agent. Any corporation into which the Warrant Agent may be merged or any corporation resulting from any consolidation to which the Warrant Agent shall be a party or any corporation to which the Warrant Agent transfers substantially all of its corporate trust or shareholder services business shall be a successor Warrant Agent under this Warrant without any further act. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed (by first class mail, postage prepaid) to Investor at Investor’s address as provided in Section 9.

16.	Severability. This Warrant shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17.	Counterparts. This Warrant may be executed in any number of counterparts, including via electronic and facsimile transmission, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

18.	Warrant Agreement. If this Warrant is held in global form through DTC (or any successor depository), this Warrant is issued subject to the Warrant Agreement. To the extent any provision of this Warrant conflicts with the express provisions of the Warrant Agreement, the provisions of this Warrant will govern and be controlling; provided, however, that the express terms of the Warrant Agreement will control and supersede any provision in this Warrant concerning the rights, duties, obligations, protections, immunities and liability of the Warrant Agent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

LILIUM N.V.

By:
Name:
Title:

Acknowledged by:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant]

SCHEDULE 1

FORM OF NOTICE OF EXERCISE

NOTICE OF EXERCISE

[●] (“Investor”) elects to purchase [●] Ordinary Shares A of Lilium N.V. (the “Company”), nominal value EUR 0.01 per share (the “Ordinary Shares A”), pursuant to the terms of the attached Warrant, and tenders payment of the aggregate Exercise Price of the Ordinary Shares A in full using the written wire instructions enclosed herewith (such wire instructions as may be amended from time to time by written notice from the Company or the Warrant Agent to Investor).

Please issue in book-entry form the [●] Ordinary Shares A in the name specified below or, if none is specified, the name of the undersigned:

(Name)

(Address)

INVESTOR:

By:
Name:
Title:

Date:

WIRE INSTRUCTIONS

Bank:
Account Name:
Account No.:
ABA Routing No.:
SWIFT: